Exhibit 10.4

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered as of August 4, 2021, by and between Indaptus Therapeutics, Inc., a Delaware corporation (the “Company”) and Nir Sassi of Rothschild 69b Kadima, Israel (the “Service Provider”) (The Company and the Service Provider shall additionally be referred as each, a “Party” and collectively, the “Parties”).

1. SERVICES; TERM AND TERMINATION.

1.1 Services. The services and deliverables to be provided by the Service Provider, on a non-exclusive basis, shall be as indicated in Exhibit A attached hereto and incorporated herein by reference (the “Services”, or “Deliverables”). The Services will be provided solely by the Service Provider, in a scope set forth in Exhibit A (the “Scope”), which shall not subcontract any Services and/or Service Provider’s duties, without the Company’s prior written approval.

1.3 Term; Termination. This Agreement shall commence as of the August 4, 2021 (the “Effective Date”), and shall be in effect until terminated by either Party upon sixty (60) days’ prior written notice (the “Term”).

2. COMPENSATION.

2.1 In full consideration for all Services under this Agreement, the Company shall pay the Service Provider the fee set forth in Exhibit A, in accordance with the Scope (the “Compensation”).

2.2 The Compensation shall be paid against an invoice issued in accordance with applicable law, to be issued at the beginning of each month for the preceding month, and to be paid by the Company within fifteen (15) days of the Company’s receipt of such invoice. The Service Provider agrees to pay any and all taxes, fees, duties and/or other impositions that may be levied on Service Provider pursuant to applicable law in connection herewith, including but not limited to, VAT, Income Tax and any other payment imposed upon Service Provider, including but not limited to, payment for pension insurance, disability insurance and any social benefits, and shall be solely responsible in respect thereof, and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Service Provider and/or anyone on the Service Provider’s behalf. All sums payable under this Agreement shall be made in the currency set forth in Exhibit A and are inclusive of withholding tax and all other taxes, duties, levies and like matters imposed by any governmental authority which, if applicable, shall be paid by the Service Provider in accordance with applicable law, and shall be deemed for all intents and purposes as part of the Compensation paid to the Service Provider. In the event that pursuant to any law or regulation, tax is required to be withheld at source from any payment made to the Service Provider, the Company shall withhold said tax at the rate set forth in the certification issued by applicable tax authority or if there is no such certification, at the rate determined by said law, regulation or tax treaty provisions, unless the Service Provider has presented to the Company with a valid tax withholding exemption certificate issued by the applicable tax authority, in which case the reduced withholding tax will apply.

2.3 The Compensation under Section 2 shall constitute the total and exclusive compensation payable to Service Provider for the Services rendered hereunder. Service Provider shall not be entitled to any other form of compensation, commission, fee, bonus or any other form of payment in connection with the Services, provided that the Services Provider shall be entitled to reimbursement of expenses incurred by the Service Provider in connection with the Services, but solely to the extent such expenses were approved by the Company in writing in advance.

3. CONFIDENTIALITY; PROPRIETARY RIGHTS; NON-SOLICITATION; REPRESENTATIONS AND WARRANTIES. For the purposes of this Section 3, unless the context otherwise requires (e.g., in connection with assignment of inventions), the term “engagement with the Company” shall also include the engagement with the Company, prior to the execution of this Agreement, and any engagement with any and all of the Company’s direct and indirect existing and future affiliates, subsidiaries, parent or related corporations.

3.1. Confidentiality.

3.1.1. Nondisclosure; Recognition of Company’s Rights. At all times during Service Provider’s engagement and thereafter, the Service Provider will hold in strict confidence and trust and will not disclose, use, lecture upon, or publish any of the Company’s Confidential Information (as defined below), nor use for the benefit of any party other than the Company, any Confidential Information, unless the Company authorizes such disclosure or publication. The Service Provider will obtain the Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to its engagement with the Company and/or incorporates any Confidential Information. The Service Provider hereby unconditionally and irrevocably assigns to the Company any rights it has or acquires in any and all Confidential Information and recognizes that all Confidential Information shall be the sole and exclusive property of the Company and its assigns.

3.1.2. Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information related to the Company’s business as conducted and/or as proposed to be conducted or its actual or demonstrably anticipated research or development, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, graphics, creative works, data, methods, drawings, models, text, photos, audio works, translation works, broadcasting works, animation works, algorithms, icons, symphonies, tunes, melodies, sound effects, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of the Company’s consultants, contractors, and any other service providers of the Company; and (d) the existence of any business discussions, negotiations, or agreements between the Company and any third party. Confidential Information shall not include information or matter that the Service Provider can document that (a) was already known to the Service Provider prior to disclosure as can be demonstrated by Service Provider’s dated written records; (b) is independently developed by the Service Provider without reference to or use of the Confidential Information as can be demonstrated by Service Provider’s dated written records; or (c) which at the time of disclosure by the Company is generally available to the public or thereafter becomes generally available to the public other than through a breach of any obligation under this Agreement caused by an act or omission on the part of the Service Provider.

3.1.3. Third Party Information. The Service Provider understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (the “Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Service Provider’s engagement and thereafter, it will hold Third Party Information in strict confidence and will not disclose to anyone or use, except in connection with its work for the Company, Third Party Information, unless expressly authorized by an officer of the Company in writing.

3.1.4. All right, title and interest in and to Confidential Information are and shall remain the sole and exclusive property of the Company or of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Service Provider agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Service Provider in connection with the engagement with the Company or that otherwise relates to any Confidential Information (the “Confidential Material”), shall be the Company’s sole and exclusive property and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Material shall be delivered by Service Provider to the Company upon termination or expiration of Service Provider’s engagement for any reason, or at any earlier time at the request of the Company, without the Service Provider retaining any copies thereof.

3.1.5. During the term of Service Provider’s engagement with the Company, Service Provider shall not remove from the Company’s offices or premises any Confidential Material unless and to the extent necessary in connection with the duties and responsibilities of Service Provider and permitted pursuant to the then applicable policies and regulations of the Company. In the event that such Confidential Material is duly removed from the Company’s offices or premises, Service Provider shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Material and return the Confidential Material to their proper files or location as promptly as possible after such use.

3.2. New Improvements. The Service Provider will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all Inventions (as defined below) made, conceived, reduced to practice or learned by Service Provider, either alone or jointly with others, immediately upon discovery, receipt or invention thereof, as applicable. The Service Provider agrees and declares that all Inventions which the Service Provider has developed or may develop, made, conceived, reduced to practice, or learned, either alone or with others, that (i) relate to the Company’s business as currently being conducted and/or as proposed to be conducted; (ii) are developed in whole or in part on the Company’s time or using Company’s equipment, supplies, facilities, intellectual property or Confidential Information, or (iii) result from or are suggested by any task assigned to the Service Provider or any work performed by the Service Provider for or on behalf of the Company, or by the scope of the Service Provider’s duties and responsibilities with the Company under this Agreement; all including, for avoidance of doubt, during the period prior to the date hereof (collectively, the “Company Inventions”), shall be the sole property of the Company and its assignees, and the Service Provider agrees and declares that it does not have any proprietary right and shall have no suit and/or claim of any kind against the Company in any matter relating, whether directly or indirectly, to any Company Inventions and the Intellectual Property Rights thereto. The Service Provider shall provide the Company with any and all information and documents relating to the Company Inventions in its possession, including but not limited to, any know how, technical drawings, procedures, experiments, analysis, processes, specifications and techniques of any modification, improvement, or development that Service Provider has developed conceived, reduced to practice, during the Term of this Agreement or in the course of, and due to, Service Provider’s activities and services under this Agreement. Without derogating from the aforementioned, the Service Provider hereby explicitly waives (i) any interest, claim or demand that it may have for, or may be entitled to, with respect to any consideration, compensation or royalty in connection with the Company Inventions, including but not limited to, any claims for consideration, compensation or royalty pursuant to any applicable law; and (ii) any moral rights, artists’ rights, or any other similar rights worldwide (the “Moral Rights”) that Service Provider had, have or may have in the future in or with respect to the Company Inventions. Service Provider hereby acknowledges and declares that the Compensation and any other benefits provided under this Agreement, constitutes the entire compensation to which the Service Provider is entitled and includes any and all consideration with respect to the Company Inventions developed by or on behalf of Service Provider. Notwithstanding the above, in the event that despite the parties’ agreement under this Section 3 and the aforementioned waiver, it is nonetheless determined by any competent authority that for any reason whatsoever Service Provider is or will be entitled to consideration, compensation or royalty in connection with one or more Company Inventions, Service Provider hereby agrees and acknowledges that the Special Compensation described in Section 4.3 below will be deemed the sole and final consideration, compensation or royalty payments to which Service Provider is, and will be, entitled in connection with such Company Inventions. The Service Provider further waives the right to bring any claims, demands or allegations to receive compensation, consideration or royalty with respect to the Moral Rights and the Company Inventions. “Intellectual Property Rights” means all rights patents, copyrights, trade secrets, trademarks, service marks, trade names, applications and other proprietary rights in any jurisdiction, arising from any Inventions. “Inventions” means any patent applications, patents, know-how, technical information, work product, designs, ideas concepts, information, materials, processes, data, programs, improvements, innovations, discoveries, developments, artwork, works of authorship, concepts, drawings, algorithms, techniques, methods, systems, processes, compositions of matter, computer software programs, databases and mask works formulae, other copyrightable works, and technique, whether or not patentable, copyrightable or protectable as trade secrets, irrespective of whether registered as a patent, copyright, trademark or in another form.

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3.3. Intellectual Property Assignment. Service Provider hereby assigns and agrees to assign in the future (when any such Company Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company, all Service Provider’s right, title, and interest in and to any and all Company Inventions (and all Intellectual Property Rights with respect thereto) and shall sign, execute and acknowledge, at the Company’s expense, any and all documents as may be necessary for the purpose of securing to the Company the Company Inventions. During the Term and thereafter, Service Provider agrees to reasonably assist Company at Company’s cost in every proper way to obtain and enforce United States and any other foreign intellectual property rights relating to the Company Inventions in all countries. In the event the Company is unable to secure Service Provider’s signature on any document needed in connection with such purposes, after Company provided a notice to Service Provider and Service Provider has failed to execute such documents, within 14 days thereof, Service Provider hereby irrevocably designates and appoints Company and its officers and agents as Service Provider’s agent and attorney in fact, which appointment is coupled with an interest, to act on Service Provider’s behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Service Provider.

3.4. Non-Solicitation. During the Term and for a period of one (1) year thereafter, Service Provider shall not, directly or indirectly: (i) solicit or request any employee of or service provider to the Company to leave the employ of or cease consulting for the Company; (ii) solicit or request any employee of or service provider to the Company to join the employ of, or begin consulting for, any individual or entity that researches, develops, markets or sells products that compete with those of the Company; (iii) solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a service provider any employee or service provider of the Company; or (iv) induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

3.5. Representations and Warranties. Service Provider represents, warrants, agrees and undertakes that (A) the execution and delivery of this Agreement and the fulfillment of its terms (i) will not constitute a default under or conflict with any agreement or other instrument to which Service Provider is a party or by which Service Provider is bound, and (ii) do not require the consent of any person or entity; (B) with respect to any past engagement of Service Provider with third parties and with respect to any permitted engagement of Service Provider with any third party during the term of Service Provider’s engagement with the Company (for purposes hereof, such third parties, other than Intec Pharma Ltd. shall be referred to as “Other Engagements”), (i) Service Provider’s engagement with the Company is not and/or will not be in breach of any of Service Provider’s undertakings toward Other Engagements, and (ii) Service Provider will not disclose to the Company, nor use, in the provision of any services to the Company, any proprietary or confidential information belonging to any Other Engagements, (C) Service Provider will inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between Service Provider and the Company, (D) during the term of this Agreement, Service Provider shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with its engagement with the Company; (E) Service Provider has received from the Company all the information that Service Provider has requested regarding the performance of the Services to date; (F) Service Provider has the requisite technical and professional knowledge, know-how, expertise, skills, talent and experience required in order to perform the Services in a professional and efficient manner; and (G) the performance of the Services and the result thereof shall not infringe any third party intellectual property or privacy rights.

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4. RELATIONSHIP.

4.1. Service Provider shall at all times act as an independent contractor, and shall not be, and/or claim to be, an employee of the Company. Service Provider warrants that it is aware that this Agreement is only an agreement for the provision of services on a strictly contractual basis, and does not create employer-employee relations between Service Provider and the Company and does not confer upon either any rights, except for those set forth herein explicitly. Without limitation of the foregoing, Service Provider will (a) not enter into any contract, agreement or other commitment, or incur any obligation or liability, in the name or otherwise on behalf of the Company; (b) not be entitled to any worker’s compensation, pension, retirement, insurance or other benefits afforded to employees of the Company; (c) provide for all applicable income tax and other withholding relating to Service Provider’s compensation; (d) pay all social security, unemployment and other employer taxes relating to Service Provider’s compensation; (e) provide all worker’s compensation and other insurance relating to Service Provider’s engagement; and (f) perform all reporting, recordkeeping, administrative and similar functions relating to Service Provider’s compensation. The Company is not restricted in otherwise contracting or engaging any partner by itself or through any third party.

4.2. The Company will be entitled to deduct from and set off against amounts due to the Service Provider pursuant to this Agreement and/or pursuant to any other agreement, law, or otherwise, any amounts, which the Service Provider is required to pay the Company pursuant to this Agreement, any other agreement, any law, or otherwise.

4.3. In addition to all other provisions of this Section 4, should it be held by any competent judicial authority that the relationship between the Service Provider Person, and the Company in respect of the Services rendered by the Service Provider pursuant to this Agreement is one of employer and employee, an amount equal to ten percent (10%) of the Service Provider’s Compensation shall be considered as a special compensation for Service Provider’s obligations set forth in Section 3 hereof, including without limitation in connection with the assignment of intellectual property (the “Special Compensation”). If Service Provider breaches any of its obligations under Section 3, Service Provider shall be obligated to return the Special Compensation to the Company immediately. The Company shall be entitled to set off such Special Compensation against all amounts the Service Provider shall be entitled to under this Agreement and/or pursuant to any other agreement, law, or otherwise which shall not derogate from any other right of the Company to receive from the Service Provider the rest of the amounts to which it is entitled.

4.4. The Service Provider shall indemnify and hold harmless the Company, its affiliates, directors, officers, employees, agents and consultants, from and against any and all liabilities, claims, damages, costs and expenses (including attorneys’ fees) arising out of or resulting from any claim, action, or other proceeding in connection with: (i) the performance of the Services, and/or (ii) any misrepresentation and/or any breach by the Service Provider of any warranties or covenants under this Agreement, and/or (iii) any obligation, future or past, imposed upon the Company to pay any social benefits or similar terms in connection with compensation received by Service Provider, or which are based upon a stipulation by a competent judicial authority that an employer - employee relationship was created between the Company and the Service Provider.

5. MISCELLANEOUS. Service Provider agrees that any breach of Section 3 above by it would cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation or threatened violation of the Service Provider’s obligations hereunder. Service Provider shall at all times act as an independent contractor, and shall not be, and/or claim to be, employees of the Company. This Agreement is only an agreement for the provision of consulting services on a strictly contractual basis, and does not create employer-employee relations between the Service Provider and the Company and does not confer upon the Service Provider any rights, except for those set forth herein. This Agreement represents the only Agreement relating to this subject matter between the Service Provider and the Company. Service Provider will not (by contract, operation of law or otherwise) assign this Agreement or any right or interest in this Agreement without the prior written consent of the Company. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors, assigns and legal representatives. This Agreement shall be construed and interpreted under and in accordance with the laws of the State of New York, without reference to principles and laws relating to the conflict of laws. The competent state and federal courts located in New York County, New York shall have exclusive jurisdiction with respect to any dispute and action arising under or in relation to this Agreement, except that each Party may seek interim relief in any jurisdiction worldwide. The Parties expressly waive any right to a jury trial regarding disputes related to this Agreement. No modifications to this Agreement can be made except in writing, signed by the Service Provider and Company. Sections 3-5 shall survive termination or expiration of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on and as of the Effective Date. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

Company: Indaptus Therapeutics, Inc.		Nir Sassi

By:	/s/ Jeffrey Meckler
Name:	Jeffrey Meckler
Title:	CEO	/s/ Nir Sassi

[Signature Page - Services Agreement]

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Exhibit A

Services and Compensation

1.	Services - The Service Provider shall provide the Company with CFO and Israel branch manager services and Deliverables, including the following:

	a.	CFO services of a publicly traded company, to include but not limited to: public filings, oversight of financial service providers, budgeting, accounts receivable and accounts payable activities, coordinate and provide materials to external auditors, facilitate audit committee meetings, tax filings, etc.
	b.	Israeli Branch Manager – Oversight on all activities for Israeli business including but not limited to: transition of business, employee matters, financial and reporting, all local filings, site and landlord matters, etc. Any incidental services to the Services listed above.

2.	Compensation - In full consideration of the provision of the Services, the Company shall pay the Service Provider:

	a.	Monthly payment of $31,500, to be paid on a monthly.
	b.	A severance pay of $378,000: 50% of which to be paid upon termination of the Agreement; 25% of which within 3 months of termination; and 25% of which within 6 months of termination.
	c.	An annual bonus of up to 30% of the total annual payment under Section 2.a above, to be paid no later than March 31, 2022, provided the Service Provider has provided services in 2021 for at least 3-months and whether or not the Agreement is in effect at the time of payment.
	d.	The Service Provider shall be covered by the Company’s D&O insurance policy.

In addition, the Company shall award the Service Provider at the Effective Date options to purchase 35,000 shares of Common Stock of the Company (subject to adjustment in the event of reverse split, split or other capitalization of the Company’s Common Stock) (the “Options”). The Options shall be awarded under the Company’s 2021 Stock Incentive Plan with an exercise price of $8.87 per share. The Options shall vest over a period of 12 months in four equal quarterly installments and shall accelerate upon termination of the Agreement. Each Option may be exercised, including following the termination of the Agreement, for a total period of 5 years.

3.	Scope – 40 hours per week, or as otherwise mutually agreed upon between the parties from time to time.

4.	“Deliverables” means all documentation and other materials produced as a result of the Services (as defined hereunder) and delivered to Company by Service Provider in the course of providing the Services pursuant to this Agreement.

By their signature below, the parties acknowledge that the foregoing schedule reflects the parties’ agreement on the services and compensation:

Company:		Service Provider

Indaptus Therapeutics, Inc.		Nir Sassi

By:	/s/ Jeffrey Meckler
Name:	Jeffrey Meckler
Title:	CEO	/s/ Nir Sassi

[Signature Page - Exhibit A - Services and Compensation]

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